RELEASE AGREEMENT

This Release Agreement (the/this "Agreement") is entered on July 3, 2012 between Resource Recycling Limited, Inc., a Delaware corporation doing business at 204 Cricken Tree Drive in Simpsonville, South Carolina 29681, and its shareholders, officers, affiliates and assigns ("Licensor") and PyroTec, Inc., a Delaware corporation with a resident agent located at 113 Barksdale Professional Center in Newark, Delaware 19711-3258, and its affiliates and assigns ("Licensee").

RECITALS

WHEREAS, Licensor and Licensee are parties to a Utilization Licensing Agreement dated May 29, 2012 and an Operational Licensing Agreement dated May 29, 2012 (the "Licensing Agreements"). Licensor and Licensee are also parties to a Global Licensing, Operational and Utilization Agreement dated May 29, 2012 (the "Global License"). The Global License is not impacted, modified or amended in any manner under this Agreement.

WHEREAS, a condition precedent to enforcement of the Licensing Agreements is the payment of $8.0 million plus other ancillary operational costs by or before July 31, 2012. Licensee has made the representation that it will not be able to perform this condition precedent by or before July 31, 2012, and that its Board of Directors have executed a resolution approving this release due to its desire to maintain reasonable funding expectations with a focus on global operations. Notwithstanding, Licensor has agreed that, in consideration of the releases granted herein, it shall negotiate in good faith with Licensee to grant Licensee an option to a license to utilize the "Intellectual Property," as that term is defined under the Licensing Agreements, under terms and conditions to be agreed upon by the parties on a per site basis, and that the Global License shall be extended pursuant to agreeable terms to be negotiated by or before July 31, 2012.

DISPOSITIONS

FOR VALUABLE CONSIDERATION, as set forth in the Recitals, the parties agree as follows:

1. Mutual Release. Licensor and Licensee agree to release and hold harmless each other, and their respective agents, employees, attorneys, accountants or any other related parties, from any and all claims of liability, performance, payment or other similar duties or obligations under the Licensing Agreements.

2. Status of Licensing Agreement. In conjunction with the release in Section 1, Licensor and Licensee agree that the Licensing Agreements shall be considered void ab initio.

3. Entire Agreement. This Agreement sets forth the entire understanding between the parties concerning the subject matter of this Agreement and incorporates all prior negotiations and understandings. There are no covenants, promises, agreements, conditions or understandings, either oral or written, among them relating to the subject matter of this Agreement other than those set forth herein. No representation or warranty has been made by or on behalf of any party to this Agreement (or any officer, director, employee or agent thereof) to induce any other party to enter into this Agreement or to abide by or consummate any transactions contemplated by any terms of this Agreement, except representations and warranties expressly set forth herein. No alteration, amendment, change or addition to this Agreement shall be binding upon any party unless in writing and signed by all the parties to be charged.

4. Joint Preparation. This Agreement is to be deemed to have been prepared jointly by the parties hereto and any uncertainty or ambiguity existing herein shall be interpreted according to the application of the rules of interpretation for arm's length agreements.

5. Waiver of Conflict. Licensor and Licensee agree to ratify and reaffirm their respective waivers of conflict of interest in Paesano Akkashian, P.C. in serving as counsel for these related parties. Licensor and Licensee represent and warrant that their interests are aligned and that this action has been deemed in the best interests of both corporations.

6. Representations and Warranties. The parties represent and warrant that each party has the requisite authority to enter into this Agreement, and that each party has determined, independently of each other that this Agreement is in the best interests of their respective corporations.

7. Governing Law. This Agreement shall be governed and construed by the provisions hereof and in accordance with the laws of the State of Delaware.

This Agreement is approved and effective as of July 3, 2012.

WITNESSES	LICENSOR
/s/Trena Urbin Name: Trena Urbin	By: /s/Thomas Sykes Name: Thomas Sykes Its: Authorized Officer
LICENSEE
/s/Trena Urbin Name: Trena Urbin	By: /s/Jon Dyer Name: Jon Dyer Its: Chairman of the Board